NOTICE OF VOLUNTARY EXPENSE LIMITATION AGREEMENT

THIS NOTICE OF VOLUNTARY EXPENSE LIMITATION AGREEMENT, dated February 28, 2014, between MainStay Funds Trust (the “Trust), on behalf of each series of the Trusts asset Forth on Schedule A (the “Funds”), and New York Life Investment Management LLC (the “Adviser”)(“Agreement”).

WHEREAS, the Adviser has been appointed the investment advisor of the Funds pursuant to an Investment Management Agreement between each Trust, on behalf of the Funds, and the Adviser; and

WHEREAS, each Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, each Trust and the Adviser hereby agrees as follows:

1.	The Adviser hereby agrees to voluntarily waive fees and/or reimburse Fund expenses, excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and acquired (underlying) fund fees and expenses), to the extent necessary to maintain Total Annual Operation Expenses specified for the class of shares of each Fund listed on Schedule A for the period commencing February 28, 2014 through February 28, 2015, except as provided below.

2.	The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Adviser.

3.	The Adviser understand and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trusts on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.	This Agreement may only be amended or terminated prior to its termination date by action of the applicable Board of Trustees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAINSTAY FUNDS TRUST

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: Senior Managing Director and Co-President

SCHEDULE A

FUNDS/CLASS	VOLUNTARY EXPENSE LIMITATION
MainStay Epoch International Small Cap Fund Investor Class Class C	1.85% 2.60%
MainStay ICAP International Fund Class R2	1.30%